Exhibit 99.2

RALPH E. DAVIS ASSOCIATES, INC.
CONSULTANTS-PETROLEUM AND NATURAL GAS
1717 ST. JAMES PLACE-SUITE 460
HOUSTON, TEXAS 77056
(713) 622-8955

October 15, 2003

Seneca Energy Canada, Inc.
550 6th Avenue SW
Suite 1000
Calgary, Alberta T2P02S

Attention:	Mr. Darrell Ibach
President

Re:	Oil, Condensate and Natural Gas Reserves,
Seneca Energy Canada, Inc.
As of October 1, 2003

Gentlemen:

At your request, the firm of Ralph E. Davis Associates, Inc. has audited an evaluation of the proved oil, Condensate and natural gas reserves on leaseholds in which Seneca Energy Canada, Inc. has certain interests. This report presents a summary of the Proved Developed (producing, nonproducing and shut-in) and Proved Undeveloped reserves anticipated to be produced from Seneca Energy Canada’s interest.

Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil. Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

Consultants to the Petroleum and Natural Gas Industries Since the 1920's

Seneca Energy Canada, Inc.	RALPH E. DAVIS ASSOCIATES, INC.
Oil, Condensate and Natural Gas Reserves	October 15, 2003
Mr. Darrell Ibach	Page 2

The summarized results of the reserve audit are as follows:

Estimated Proved Reserves
Net to Seneca Energy Canada, Inc.
As of October 1, 2003

                                                    Proved Developed                         Proved
                                     --------------------------------------------
                                     Producing        Non Producing         Shut-In       Undeveloped        Total Proved
                                     ---------        -------------         -------       -----------        ------------

TOTAL COMPANY:
Oil: MBbls                                2,016.6           168.4                0.0              0.0            2,185.0
NGL/Condensate: MMBbls                      157.2            48.5                0.0              0.0              205.7
Gas: MMcf                                33,310.9         9,434.1                0.0          9,407.9           52,152.9
DISCUSSION:

The scope of this study was to audit the proved reserves attributable to the interests of Seneca Energy Canada, Inc. Reserve estimates were prepared by Seneca Energy Canada using acceptable evaluation principals for each source. The quantities presented herein are estimated reserves of oil, condensate and natural gas that geologic and engineering data demonstrate can be recovered from known reservoirs under existing economic conditions with reasonable certainty.

Ralph E. Davis Associates, Inc. has audited the reserves estimates, the data incorporated into preparing the estimates and the methodology used to evaluate the reserves. In each of Seneca Energy Canada’s producing areas all current year additions and those properties of significant value were reviewed by Ralph E. Davis. Reserve estimates of current producing zones, productive zones behind pipe and undrilled well locations were reviewed in detail. Certain changes to either individual reserve estimates or the categorization of reserves were suggested by Ralph E. Davis Associates, Inc. and accepted by Seneca Energy Canada. It is our opinion that the reserves presented herein meet all the criteria of Proved Reserves.

Neither Ralph E. Davis Associates, Inc. nor any of its employees have any significant interest in Seneca Energy Canada, Inc. or Seneca Resources Corporation or the properties reported herein. The

Seneca Energy Canada, Inc.	RALPH E. DAVIS ASSOCIATES, INC.
Oil, Condensate and Natural Gas Reserves	October 15, 2003
Mr. Darrell Ibach	Page 3

employment and compensation to make this study are not contingent on our estimate of reserves.

We appreciate the opportunity to be of service to you in this matter, and will be glad to address any questions or inquiries you may have.

Very truly yours,

RALPH E. DAVIS ASSOCIATES, INC.

/s/ Allen C. Barron, P.E.

Allen C. Barron, P.E.
President